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(MEMORY SCIENCE WORKING FOR THE MIND GRAPHIC)

FOR MORE INFORMATION:
Dennis Keane                                          Lazar Partners, Ltd.
Chief Financial Officer                               Fern Lazar, President
(201) 802-7100                                        (212) 867-1765


                         MEMORY PHARMACEUTICALS APPOINTS
                      PETER F. YOUNG TO BOARD OF DIRECTORS

MONTVALE, NEW JERSEY - SEPTEMBER 30, 2004 - Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced the appointment of Peter F. Young to the Company's Board of Directors effective September 28, 2004.

Since 1999, Mr. Young has served as President and Chief Executive Officer of AlphaVax, a company developing vaccine vector technology with multiple preventive and therapeutic applications in both infectious diseases and cancer. Mr. Young directed the development of the company's technology into clinical development. Prior to joining AlphaVax, Mr. Young held key commercial, clinical development and strategic management positions at Glaxo Wellcome (now GlaxoSmithKline). Mr. Young has also held leadership positions at Abbott International. He began his career at Merrell Dow Pharmaceuticals.

"We welcome Peter Young to the Board of Directors of Memory Pharmaceuticals," said Jonathan Fleming, Chairman of the Company's Board of Directors. "Peter has more than twenty-five years of global pharmaceutical industry experience, and his contributions will be valuable as the Company advances its pipeline."

Mr. Young replaces Michael Sheffery, Ph.D., a general partner of OrbiMed Advisors, who has served on the Board of Directors since May, 2000.

ABOUT THE COMPANY

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system disorders such as Alzheimer's disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

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